Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Western Digital Corporation for the registration of its senior notes and to the incorporation by reference therein of our report dated February 12, 2016, with respect to the consolidated financial statements of SanDisk Corporation included in the Current Report on Form 8-K/A of Western Digital Corporation filed with the Securities and Exchange Commission on July 25, 2016.

/s/ Ernst & Young LLP

San Jose, California

January 29, 2018